February 11, 2010

Inovachem, Inc.
44645 Guildford Drive, Suite 201
Ashburn, VA  20147

Attn:        Mr. Eric Takamura, Chief Executive Officer

Dear Mr. Takamura:

This letter agreement (this “Agreement”) confirms the agreement between Inovachem, Inc. (the “Company”) and certain existing investors in the Company set forth on Exhibit A attached hereto (the “Investors”) concerning the potential purchase of Class A Preferred Stock of the Company (the “Preferred Stock”) subject to and in accordance with the terms and conditions set forth in this Agreement.  The undersigned is acting as agent of the Investors for purposes of this Agreement; provided however that: (i) the rights and obligations of each Investor hereunder are several and not joint; (ii) no action taken by any Investor hereunder shall be deemed to constitute the Investors as a partnership, group or joint venture or as acting in concert with one another; and (iii) each Investor shall be entitled to enforce its rights hereunder without regard to any other Investor.

The Company shall permit the Investors, their agents and their designated representatives reasonable access during norma business hours and upon reasonable notice full and complete access to inspect, review and appraise the Company and its technology for a period of seventy-five days from the date of this Agreement. The Company shall arrange for the Investors, their agents and their designated representatives to discuss with appropriate directors, officers, employees, customers and representatives of the Company such matters relative to the Company and its technologies including review of patents, know-how and other intellectual property of the Company, financial data, and other business matters as the Investors may reasonably request. If requested by the Company, as a condition hereof the Investors agree to execute and deliver to the Company its standard confidentiality agreement.

Upon the earlier of (i) the effectiveness of the Form S-1 Registration Statement filed by the Company during the period in which this Agreement is in effect (the “Registration Statement”) or (ii) the one hundred eightieth (180) day after the date hereof, each Investor shall have the pro rata right (but not the obligation) to purchase shares of Preferred Stock of the Company at a price per share of $0.15 in an aggregate amount of no less than $500,000.00 to a maximum  amount of $700,000.00, pro rata or as otherwise agreed by the Investors, with such additional rights and privileges as set forth on Exhibit B attached hereto and on such additional terms and conditions set forth on Exhibit B. Such pro rata right shall be based on such Investor’s ownership of common stock of the Company relative to the total amount held by all Investors, as determined on the date hereof.  If the Registration Statement is not declared effective by the Securities and Exchange Commission (the “SEC”) within 180 days from the date of this Agreement, the Investors may exercise the purchase right at such time. The parties shall enter into such additional documentation to evidence the purchase of the Preferred Stock as is customary in transactions of this nature. This purchase right shall commence immediately after the effectiveness of the Registration Statement and shall expire one hundred eighty days after the date of this Agreement (“the Term”). The Investors shall have the right to extend the Term for an additional sixty (60) days if the Registration Statement has not been declared effective upon conclusion of the Term. The Company shall provide Investors and their agent a written notice immediately upon being informed by the SEC that the Registration Statement has been declared effective.

The number of shares of Preferred Stock to be purchased hereunder and the price at which they are purchasable shall be subject to equitable adjustment in the event of any stock split, stock dividend or other similar distribution on capital stock in capital stock of the Company.

The Company shall execute and deliver such instruments, certificates and other documents and take such other action from time to time following the date hereof and without further consideration as the other parties hereto may reasonably require in order to effectuate the terms and provisions of this Agreement and the transactions contemplated hereby.  In no event shall any party hereto be obligated to take any action in violation of any regulation or law to which it is subject.

Please execute where indicated below to evidence your intent to be legally bound by the terms hereof.

Very truly yours,

/s/ Uzi Halevy

UZI HALEVY, on behalf of the Investors

Accepted and agreed to on this 11 day of February, 2010.

INOVACHEM, INC.

By:	/s/ Henry Toh
Name: Henry Toh
Title: Vice Chairman

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EXHIBIT A

INVESTORS

Lakeview Investments, Inc,
Arthur L. Schechter
Ariel Leibovitz
Goldeneye Partners II, Ltd.
3 K Partners, Ltd.
Allen J. Becker
Benjamin Warren
ITC Trading Company, Ltd.
Uzi Halevy
Hershel and Hilda Rich
Zeevi Hi Tech Investments Holdings

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EXHIBIT-B
Summary of terms of the investment in Preferred Stock of Inovachem, Inc (“Inovachem” or the “Company”)

1.           Inovachem shall issue the Investors Class A Preferred Stock, at $0.15/share, convertible to shares of Common Stock at the ratio of 1 to 1, subject to standard adjustments.  The Investors will have the right to invest in a minimum of $500,000.00 of Preferred Stock up to a maximum of $700,000.00.

2.           Anti-Dilution.    If the Company  issues new securities to third parties at a price per share lower than the price per share applicable to this investment  ($0.15/per share),  the purchase price of each of the shares of Preferred Stock purchased by the Investors, shall be adjusted according to a “full ratchet” adjustment formula and the Company shall issue, free of charge to each Investor, such additional shares of Preferred Stock so that the total number of shares held by the Investors equals that number that would have been issued at the lower price.  This full ratchet adjustment shall be valid for 18 months from the date of closing. Subsequent to the 18 month period, the anti-dilution provision for price adjustment shall be based on the “weighted average” method.   The foregoing antidilution shall not apply to:

(i)           the issuance to employees and consultants of common stock or options to purchase common stock pursuant to an approved share option plan within a Board approved option pool; or

(ii)          the issuance of shares to one or more strategic investors; provided however that: (A) such strategic investor shall invest a minimum of $5 million individually or $7.5 million in the aggregate with other strategic investors, (B) such investment shall be at a price per share of not lower than $0.13, (C) the strategic transaction is in the best interests of the Company, and (D) the strategic transaction is approved by at least 2/3 of the entire Board of Directors of the Company.

4.           Pre-Emptive Rights: So long as the Investors shall hold at least 5% in the aggregate of the outstanding share capital of the Company (including common stock and preferred stock) they shall have the right to maintain their percentage ownership in the Company by purchasing a pro rata portion of any further issuance of securities by the Company at the offering price, subject to customary exceptions (existing options; shares or options to employees under a Board approved ESOP pool).

5.           Rights Granted to Significant Shareholders.  Where the current or future By-Laws or Certificate of Incorporation of the Company grant certain rights and privileges to shareholders holding a certain prescribed percentage of  the total issued capital stock of the Company, the Investors shall be entitled to cumulate their shareholding for the purpose of calculating the percentage holdings entitled to such rights and or privileges. The Investors shall be entitled to any such rights and privileges if the aggregate ownership percentage held by the Investors exceeds the requisite amount for an individual shareholder to be entitled to such rights and privileges.

6.           Independent Nature of Each Investor’s Obligations and Rights.  The obligations of each Investor under this Agreement or any other transaction document are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under any transaction document contemplated hereby.  Nothing contained herein or in this Agreement or any other transaction document, and no action taken by any Investor pursuant hereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any other transaction document, and the Company acknowledges that the Investors are not acting in concert or as a group with respect to such obligations or the transactions contemplated by Agreement and any other transaction document.  Each Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other transaction document, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose.

7.           Board Representation.  The Investors shall be entitled to an additional seat on the Board of the Company upon closing of the purchase of the Preferred Stock for so long as they hold the Preferred Stock.

8.           The Investors shall be entitled to a grant of equity of the Company equal to 10% of the total value of the investment in the Preferred Stock, based on a share value of $0.15/share. The parties shall determine the form of such issuance (i.e. warrants or options with nominal exercise price or other form to be determined) prior to closing of the investment in the Preferred Stock.  If, at the time of the closing of the investment in the Preferred Stock, the Investors have not already received an equity grant similar to the foregoing in connection with their investment in the common stock of the Company on the date hereof, the fee hereunder shall be increased based on the aggregate value of the investment in the common stock and the Preferred Stock.

9.           The Investors shall be entitled to enter into an option agreement with Eric Takamura on identical terms as those provided to the investors in the Company’s private placement of common stock in January 2010 covering the Preferred Stock; provided that the term of the option agreement shall commence on the date of the closing of the investment in the Preferred Stock.

10.         The Preferred Stock shall include such additional terms, rights and privileges as are commonly found in securities of this nature.  The Company shall provide such documentation, enter into agreements and execute such instruments as are reasonably requested by the Investors to consummate the transactions contemplated hereby.

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